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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-71910, 333-87659, and 333-76575 on Form S-8) of BancTrust Financial
Group, Inc. of our report dated January 31, 2003 with respect to the consolidated statement of financial condition of BancTrust Financial Group, Inc. as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of BancTrust Financial Group, Inc.

Our report refers to our audit of the adjustments that were applied to certain transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to revise the 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

                                        /s/ KPMG LLP


Birmingham, Alabama
March 31, 2003